Exhibit 99.1

For Immediate Release:  Financial and Business Editors . . . July 2, 2009

The Bank Holdings Announces Joint Agreement to

Strengthen Subsidiary Bank Condition and Operations

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank (operating under the name Silverado Bank in California), today announced that its principal subsidiary, Nevada Security Bank (the “Bank”), entered into a joint agreement with the FDIC and the Nevada Financial Institutions Division for an action plan designed to strengthen and improve the Bank’s financial condition and operations.  The action plan is based on items identified during the Bank’s routine regulatory exam completed in February 2009 and largely reflects strategic initiatives already put into action by the Board of Directors and management both prior to and since the exam, which are now reflecting results.

“Nevada Security Bank faces unprecedented challenges with the increasing level of non-performing loans, the steep declines in the underlying value of real estate collateral and the greater loan loss provisions required,” said Hal Giomi, Chairman and CEO.  “Our priorities and objectives are well-defined as we purposely move forward to address issues, make prudent modifications, and work diligently for the desired results.  We are working closely with our regulators to ensure the Bank’s financial strength and stability.”

Included in the agreement are initiatives management is implementing to improve the Bank’s overall performance: increasing regulatory capital; reducing the concentration of commercial real estate and the amount of non-performing loans; adopting changes to internal policies and monitoring procedures; reducing reliance on brokered deposits; and providing regulators with copies of strategic plans for improving profitability and liquidity and reducing the level of classified assets.  The Bank’s regulators acknowledged in the joint agreement that the Bank’s capital levels declined in part due to the government’s conservatorship of Fannie Mae and Freddie Mac; the Bank suffered a $15 million capital loss on these government sponsored enterprise investments during the third quarter of 2008.  The agreement also provides that the Bank will obtain prior regulatory approval before the payment of any cash dividends or the appointment of any senior executive officers or directors.

“Our executive leadership is experienced and focused on addressing these issues during these stressful economic times,” said Giomi. “We do not agree with all of the regulators’ findings in the agreement, but it is in the Company’s best interests to move forward without consuming additional time and legal expense; satisfying the regulatory concerns and ensuring the institution’s strength and stability for our shareholders and depositors are our primary objectives.  We made substantial progress in addressing all of the action items in the agreement prior to ever signing it.”

Key steps already taken or commenced include:

•                  Management has initiated the process of improving the Bank’s regulatory capital ratios.  Management continues pushing toward improved capital ratios by seeking both new private equity investments and reductions in the balance sheet size through divestitures.

•                  Management continues to aggressively identify and address problem asset issues, having taken $26 million in charge-offs, write-downs on other real estate owned and loan loss provisions over the past two years.  Management is prepared and making provision for additional losses related to the land development and construction portfolio as they occur and until the economy recovers.

•                  Management’s aggressive recognition of problem loans has resulted in an allowance for loan losses (ALLL) of 3.9% of total loans outstanding.  This is twice the average ALLL in the State of Nevada, demonstrating the Bank’s strong commitment to resolving problems and maintaining an adequate loan loss reserve.

•                  Management placed a moratorium on construction and land development loans during the third quarter of 2007, reducing the balance of its land development and construction portfolio by $63 million, or 43%, over the past two years.  The other segments of the loan portfolio are performing substantially better than the land development and construction portfolio.

•                  Management has reduced total brokered deposits by $50 million, or 28%, as of June 30, 2009 compared to December 31, 2008.  Brokered deposits have been replaced primarily by retail certificates of deposit and money market accounts from customers throughout the Bank’s principal market areas.

•                  Management implemented reductions resulting in annualized savings on recurring expenses in excess of $4 million.  The savings stem from a successful restructuring implemented during the fourth quarter of 2008 and the consolidation/closure of five financial centers during 2008 and 2009 as well as a 37% decrease in staff.

“The key steps listed above demonstrate the significant progress we have achieved on these issues prior to and since the exam. The Board and management are totally committed to complying with all aspects of the agreement and to ensuring the safety and soundness of our organization,” said Giomi.  “The agreement is consistent with our goal to improve our financial performance as we continue to meet the on-going needs of our customers and communities each and every day.”

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank and Rocky Mountain Exchange.  The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million.  The Bank currently has contributed capital of approximately $45 million and operates four northern Nevada branches; three in Reno and one in Incline Village.  Silverado Bank is the northern California division of Nevada Security Bank operating one branch in Roseville, California.  The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area.  For additional information, please visit www.nevadasecuritybank.com, www.silveradobank.com, and www.rockymountainexchange.com.  The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward-looking statements.  Actual results may differ from those projected.  These forward looking statements involve risks and uncertainties concerning the health of the national,  Nevada and California economies, the Companies’ abilities to attract and retain skilled employees, customers’ service expectations, the Companies’ abilities to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,

Please review the Company’s Form 10-K as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada

Phone:  775-853-8600

FAX:    775-853-2056